Exhibit 10.7

SAFECO CORPORATION

RESTRICTED STOCK RIGHTS AWARD AGREEMENT

Issued pursuant to the Stock Award Program for Non-Employee Directors

under the Safeco Long-Term Incentive Plan of 1997, as Amended

1. Grant of Award. Safeco Corporation (“Safeco”) grants to «Director_» (“Director”)                      restricted stock rights pursuant to, and in accordance with the provisions of, the Stock Award Program for Non-Employee Directors under the Safeco Long-Term Incentive Plan of 1997, as amended (the “Plan”) and the terms and conditions hereunder. The following terms are intended to supplement, not alter or change, the provisions of the Plan, and in the event of any inconsistency between these terms and those in the Plan, the Plan shall govern. All capitalized terms that are not defined hereunder shall be as defined in the Plan.

2. Restricted Period and Settlement. The grant to Director of                      restricted stock rights (the “Award”) shall vest on the date of the first annual Safeco shareholders’ meeting following the date of this Award (the “Vesting Date”)]. If, prior to the Vesting Date, Director voluntarily or involuntarily ceases service as a director for any reason other than (i) a Change in Control or (ii) Director’s death or permanent and total disability, Director shall have no rights to receive any shares underlying the Award. After the Vesting Date, the Award shall be settled in shares of Safeco common stock upon the termination of Director’s service as a director (the “Termination Date”), except as otherwise provided with respect to death, permanent and total disability, or Change in Control. The period of time from the date of this Award until the Termination Date shall be the “Restricted Period.”

3. Tax Responsibility. As a condition to receiving the shares underlying the Award, Director or Director’s estate shall be responsible for and must satisfy all applicable federal, state and local tax requirements.

4. Additional Director Compensation Payments. During the Restricted Period, Safeco shall pay to Director with respect to the shares underlying the Award, as additional director compensation, an amount of cash equal to the dividends that would have been payable to Director during the Restricted Period if Director had owned such shares. Following the Termination Date, Director’s right to receive dividend equivalents under this paragraph shall immediately cease. Provided, however, that if the termination of service was due to Director’s death or permanent and total disability (as defined in Section 5 below) and occurred after an ex-dividend date but prior to payment of the dividend, Director or the personal representative of Director’s estate shall be entitled to payment under this paragraph of an amount equivalent to such dividend.

5. Death or Disability. If Director ceases to serve as a director because of Director’s death or a permanent and total disability within the meaning of Section 22(e)(3) of the Code, the Award shall be settled in shares of Safeco common stock, regardless of any vesting period. Such shares shall be issued to Director or the personal representative of Director’s estate, as the case may be, as soon as practical following the date of death or the date of termination of service due to determination of permanent and total disability (the “Disability Termination Date”).

6. Corporate Transactions. In the event of a Change in Control of Safeco, the Award shall be settled by a payment in cash. The fair market value of each share underlying the Award shall be equal to the greater of (i) the fair market value of a share of Safeco common stock as of the date on which a Change in Control occurs, and (ii) the highest price of a share of Safeco common stock that is paid or offered to be paid by any Person or entity in connection with any transaction that constitutes a Change in Control.

7. Deferral of Dividends and Award Settlement. Director may elect to defer the dividends accrued on the shares underlying the Award and the settlement of the Award as provided in the Safeco Corporation Deferred Compensation Plan for Directors, as it may be amended from time to time, or any other plan or arrangement under which settled restricted stock rights or dividends accrued on restricted stock rights are permitted to be deferred. [Deferral of dividends and RSR settlements are permitted only to the extent permitted under the American Jobs Creation Act, regulations issued thereunder, and other applicable law.]

8. Rights Not Transferable. The Award granted to Director hereunder shall not be subject to execution, attachment or similar process. The Award may not be assigned, pledged or transferred in any manner, by operation of law or otherwise, except by will or by the laws of descent and distribution. During Director’s lifetime, only Director or Director’s guardian may exercise any right granted hereunder.

9. Rights as Shareholder. Neither Director, nor Director’s personal representative, heir, legatee or distributee, shall be deemed to be a holder of, or to have any rights with respect to, any shares underlying the Award until such shares are issued.

10. No Separate Fund. Safeco has not set aside or segregated any assets or established any separate account or fund to insure payment of its obligations hereunder.

11. Incorporated Provisions. Except for certain provisions of the Plan whose application is clearly limited to employee participants, the provisions of the Plan, as it may be amended from time to time, shall apply to the Award granted hereunder.

Dated this      day of             ,

Safeco Corporation

By:
Its: